Exhibit 10.3

                             1994 Stock Option Plan

As of September 1, 1994, the Investors Capital Holdings, Ltd. (the "Company") adopted a stock option plan (the "1994 Plan") that provided for the granting of options to an officer of the Company to purchase shares of the common stock of the Company. Following a three for two stock split in 1997, a maximum of 150,000 shares of common stock were issuable under the 1994 Plan. The number of options and grant date were determined at the discretion of the Company's Board of Directors (the "Board"). Options outstanding under the 1994 Plan are fully exercisable and have no stated expiration.